EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan of VistaPrint Limited of our report dated July 22, 2005, except for Note 13, as to which the date is August 15, 2005, with respect to the consolidated financial statements of VistaPrint Limited and to the reference to our firm under the captions “Experts” and “Selected Consolidated Financial Data” included in its Registration Statement (Form S-1 No. 333-125470) and related prospectus, which is incorporated by reference in the Registration Statement (Form S-8 No. 333-129912), filed with the Securities and Exchange Commission, and incorporated herein by reference.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 1, 2006